Exhibit 10.4

Exelon Corporation

Unfunded Deferred Compensation Plan for Directors

(Amended and Restated Effective January 1, 2009)

The purpose of this Unfunded Deferred Compensation Plan for Directors (the “Plan”) is to permit Directors of Exelon Corporation (“Exelon”) to elect to defer receipt of directors’ fees. The Plan as set forth herein is an amendment and restatement of the Plan as adopted effective October 20, 2000, and is a successor to the PECO Energy Company Unfunded Deferred Compensation Plan for Directors (the “Prior Plan”).

1. Administration. The Plan shall be administered by the Secretary of Exelon or his or her designee (the “Secretary”), or such other individual or individuals as designated by the Board of Directors of Exelon (the “Board”). The Secretary shall interpret the Plan and establish such rules and regulations of plan administration that he or she deems appropriate. The cost of plan administration shall be paid by Exelon, and shall not be charged against the deferred accounts of Plan participants.

2. Eligibility. All Directors of Exelon (other than full-time employees of Exelon or its subsidiaries) shall be eligible to participate in the Plan.

3. Deferrals. (a) Prior to the first day of each calendar year, each eligible Director may elect in writing to defer the receipt of all or a portion of his or her directors’ fees earned with respect to such calendar year, by filing a written Director’s Deferral Agreement form with the Secretary. A person who becomes an eligible Director after the first day of any calendar year shall be permitted to make the election described in this Section 3 not later than 30 days after becoming an eligible Director, and such election shall apply to directors’ fees earned during the remainder of such calendar year. In all events, each deferral election made under this Plan shall apply only to fees earned after the date of such election. Deferred amounts under the Plan, together with deferred amounts and attributable earnings under the Prior Plan, shall be credited to a deferral account in the participant’s name (“Deferral Account”) for later distribution. Each participant’s Deferral Account shall be a bookkeeping entry only, and Exelon shall not be required to fund the Deferral Account. Any assets that may be held by Exelon to fund a Deferral Account shall at all times remain unrestricted assets of Exelon in its corporate capacity and not as a fiduciary, and shall be subject to the claims of Exelon’s general creditors. Pending distribution, each participant’s Deferral Account shall be credited with earnings or interest as provided in Section 3(b).

(b) (1) For purposes of measuring the earnings or losses credited to a participant’s Deferral Account, the participant may select, from among the investment funds available from time to time under the Exelon Corporation Employee Savings Plan (the “Savings Plan”), the investment funds in which all or part of his or her Deferral Account shall be deemed to be invested.

(2) The participant shall make an investment designation in the form and manner prescribed by the Secretary, which shall remain effective until another valid designation has been made by the participant as herein provided. The participant may amend his or her investment designation at such times and in such manner as prescribed by the Secretary. A timely change to the participant’s investment designation shall become effective as soon as administratively practicable after such designation is submitted.

(3) The investment funds deemed to be made available to the participant, and any limitation on the maximum or minimum percentages of the participant’s Deferral Account that may be deemed to be invested in any particular fund, shall be the same as available or in effect from time to time under the Savings Plan.

(4) Except as provided below, the participant’s Deferral Account shall be deemed to be invested in accordance with his or her investment designations, and the Deferral Account shall be credited with earnings (or losses) as if invested as directed by the participant.

To the extent that the participant does not furnish complete investment instructions, then the Deferral Account shall be deemed invested in the default investment fund then in effect under the Savings Plan. The Deferral Accounts maintained pursuant to the Plan are for bookkeeping purposes only and Exelon is under no obligation to invest such amounts.

Exelon shall provide a statement to each participant not less frequently than annually showing such information as is appropriate, including the aggregate amount in his or her Deferral Account, as of a reasonably current date.

4. Distributions. (a) The amount credited to a participant’s Deferral Account shall be distributed to the participant in, or beginning in, the first April beginning after the occurrence of one of the following distribution events, as the participant shall direct in his or her Benefit Distribution Election Form: (i) the participant’s separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a Director of Exelon, (ii) the participant’s 65th birthday or (iii) the participant’s 72nd birthday. Distributions shall be paid in a lump sum payment or in annual installments over a period of up to 10 years, as the participant shall direct in his or her Benefit Distribution Election Form. Each installment payment shall be determined by multiplying the balance remaining to the credit of the Deferral Account at the beginning of such each year (including earnings or interest credited under Section 3)

by a fraction, the numerator of which is “1” and the denominator of which is the number of years (including the current year) for which payments are yet to be made. Any unpaid balance in the Deferral Account shall be credited with earnings or interest as provided in Section 3.

(b) Except as permitted under Section 4(c), each Director must submit a Benefit Distribution Election Form at the time such Director makes his or her initial deferral election under the Plan.

(c) Notwithstanding Sections 4(a) and 4(b), each participant who had not commenced and was not scheduled to commence the receipt of distributions under the Plan on or before December 31, 2007 was permitted to submit a Benefit Distribution Election Form on or before June 30, 2007 which provided for the payment of such participant’s Deferral Account (i) at any of the times and in any of the forms permitted under Section 4(a) of the Plan or (ii) in a lump sum payment in the first quarter of 2008; provided that such election did not cause any payment to be made in 2007 and did not apply to any payment that otherwise would be paid in 2007. This special election right was intended to comply with the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in the preamble to regulations proposed under Section 409A of the Code and IRS Notice 2006-79, which permits participants in deferred compensation plans to change the date on which deferred compensation is payable.

(d) A Director may elect to change the time and/or method of his or her distributions payable under the Plan in accordance with procedures prescribed by the Secretary; provided that, in accordance with Section 409A of the Code, any such change in a distribution election (i) shall not be effective until 12 months after it is submitted to the Secretary, (ii) must be submitted to the Secretary at least 12 months prior to the date on which such distributions were previously scheduled to commence, (iii) must provide for distributions to commence at least five years after the date on which such distributions were previously scheduled to commence and (iv) shall not provide for distributions to commence later than the date on which the Director attains age 72.

5. Death Benefits. Each participant shall designate a beneficiary or beneficiaries to receive any payments hereunder after the participant’s death. The beneficiaries, and any priority or allocation between them, shall be designated in the manner specified by the Secretary. If a participant dies before the entire balance in his or her Deferral Account has been paid out, the remaining balance shall be paid to the beneficiary in a lump sum. If the participant is not survived by a designated beneficiary, the participant’s beneficiary shall be the participant’s spouse, if living, or otherwise, the participant’s estate. If a beneficiary survives the participant but dies before the entire balance payable to him or her has been distributed, any remaining balance shall be paid to the beneficiary’s estate. In the absence of contrary proof, the participant shall be deemed to have survived any designated beneficiary. A participant may change his or her beneficiary designation under this Section at any time until his or her death by filing a written beneficiary designation with the Secretary, in the manner specified by the Secretary.

6. Unforeseeable Financial Emergency. The Secretary may, in his or her discretion, direct that a participant be paid an amount in cash (not in excess of the balance of his or her Deferral Account) sufficient to meet an unforeseeable emergency. An “unforeseeable emergency” means (i) a severe financial hardship to a Director resulting from an illness or accident of the Director, or the spouse or a dependent (as defined in Section 152(a) of the Code) of the Director, (ii) the loss of a Director’s property due to casualty or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, within the meaning of Section 409A of the Code. A Director’s written request for such a payment shall describe the circumstances which the Director believes justify the payment and an estimate of the amount necessary to eliminate the unforeseeable emergency. An immediate payment to satisfy an unforeseeable emergency will be made only to the extent necessary to satisfy the emergency need, plus an amount necessary to pay any taxes reasonably anticipated as a result of such payment, and will not be made to the extent the need is or may be relieved through reimbursement or compensation, by insurance or otherwise or by liquidation of the Director’s assets (to the extent such liquidation itself would not cause severe financial hardship). Any payment from a Director’s Deferral Account on account of an unforeseeable emergency shall be deemed to cancel any Deferral Election of the Director then in effect and the Director shall not be permitted to participate in the Plan until the next following calendar year.

7. No Assignment or Alienation of Benefits. Except as hereinafter provided with respect to a domestic relations order, a participant’s Deferral Account may not be voluntarily or involuntarily assigned or alienated. In cases of marital dispute, Exelon will observe the terms of the Plan unless and until ordered to do otherwise pursuant to a domestic relations order, as defined in Section 414(p)(1)(B) of the Code. As a condition of participation, a participant agrees to hold Exelon harmless from any claim that arises out of Exelon’s obeying the terms of a domestic relations order, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

8. Amendment or Termination. The Plan may be altered, amended, suspended, or terminated at any time by the Board, provided that, except as otherwise provided herein, no such action shall result in the distribution of amounts credited to the Deferral Accounts of any participant in any manner other than is provided in the Plan, nor shall such action reduce the availability of amounts previously deferred. To the extent permitted by Section 409A, the Board may, in its discretion, terminate the Plan and accelerate the payment of all Deferral Accounts:

(a) within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the payments with respect to each such Deferral Account are included in the Director’s gross income in the later of (i) the calendar year in which the Plan termination occurs or (ii) the first calendar year in which the payments are administratively practicable;

(b) in connection with a “change in control event,” as defined in, and to the extent permitted under, Treasury regulations promulgated under Section 409A of the Code or

(c) upon any other termination event permitted under Section 409A of the Code.

9. Compliance With Section 409A of the Code. The Plan is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted and construed accordingly. Exelon shall have the discretion and authority to amend the Plan at any time to satisfy any requirements of Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.

10. Governing Law. The Plan shall be governed by the law of the Commonwealth of Pennsylvania to the extent not preempted by applicable federal law.

EXELON CORPORATION

Executive Vice President &
Chief Human Resources Officer